UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.      )

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abrdn National Municipal Income Fund

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abrdn National Municipal Income Fund (VFL) Announces Adjournment of Special

Shareholder Meeting Relating to Proposed Reorganization

(Philadelphia, April 1, 2026) – abrdn National Municipal Income Fund (NYSE: VFL) announces that the Special Meeting of Shareholders was held and adjourned today, to allow for the solicitation of additional proxies to achieve the requisite quorum. The Fund has set a new adjournment date for its Special Meeting of Shareholders of Wednesday, April 15, 2026, at 11:00 am Eastern Time.

Shareholders of the Fund are being asked to vote on the proposal to approve an Agreement and Plan of Reorganization between the abrdn National Municipal Income Fund (NYSE: VFL) and MFS Municipal Income Trust (NYSE: MFM).

The Board of Trustees unanimously recommends that you cast your vote for the Reorganization of the fund pursuant to the plan of Reorganization as described in the Joint Proxy Statement/Prospectus.

Shareholders are directed to the supplemental proxy materials that they will receive in the mail for further information. The proxy statement, as supplemented to date, is also available on the Securities and Exchange Commission’s website, www.sec.gov.

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. A fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that a fund will achieve its investment objective. Past performance does not guarantee future results.

The value at which a closed-end fund stock trades on a stock exchange is a function of external market factors that are not under the control of the Fund’s Board or Investment Advisor. Closed-end fund shares may therefore trade at a premium or a discount to net asset value at any given time. Shareholders should be aware that a fund trading at a premium to net asset value may not be sustainable, and a fund’s discount to net asset value can widen as well as narrow. Shareholders of a fund trading at a premium who participate in that fund’s dividend reinvestment plan should note the reinvestment of distributions may occur at a premium to net asset value.

About Aberdeen Investments

Aberdeen Investments Global is the trade name of Aberdeen's investments business, herein referred to as “Aberdeen Investments” or “Aberdeen”. In the United States, Aberdeen Investments refers to the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.

Aberdeen Investments is one of the world’s largest asset management firms with extensive experience in managing closed-end funds dating back to the 1980s. As of December 31, 2025, Aberdeen Investments had approximately $525 billion in assets under management.

For More Information Contact:

Aberdeen Investments U.S. Closed-End Funds

Investor Relations

1-800-522-5465

investor.relations@aberdeenplc.com

abrdn National Municipal Income Fund | Aberdeen